EXHIBIT 23.6

CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4/F-4 and the related Prospectus of Berlin Delaware Inc. (“Berlin”) and The Toronto-Dominion Bank (“TD”) for the registration of 183,000,000 shares of Berlin common stock and 43,023,300 shares of TD common stock and to the incorporation by reference therein of our report dated November 26, 2003, with respect to the consolidated financial statements of TD included in its Annual Report (Form 40-F) for the year ended October 31, 2003 filed with the Securities and Exchange Commission.

Ernst & Young LLP	PricewaterhouseCoopers LLP
Toronto, Canada	Toronto, Canada
September 30, 2004	September 30, 2004